Exhibit 2.2

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

by and between

JIFFY AIR TOOL, INC.

(“Seller”)

and

BONANZA PROPERTIES CORP.

(“Buyer”)

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

This Purchase and Sale Agreement and Joint Escrow Instructions (this “Agreement”) is entered into this 5th day of April, 2017 (the “Effective Date”) by and between JIFFY AIR TOOL, INC., a Nevada corporation, formerly known as UNITED AIR TOOL, INC. (“Seller”), and BONANZA PROPERTIES CORP., a Delaware corporation (“Buyer”), for the purpose of setting forth the agreement of the parties and of instructing Escrow Agent with respect to the transaction contemplated by this Agreement.

RECITALS

A.           Seller is the owner in fee simple of approximately 1.12 acres of real property located in Carson City, Nevada, bearing Carson City Assessor Parcel Number 008-815-02 and commonly known as 2254 Conestoga Drive, Carson, City Nevada, and more particularly described in Exhibit A attached hereto and incorporated herein by reference, together with all improvements and structures thereon, all rights, privileges, easements, access rights, tenements, hereditaments and appurtenances thereto, and all of Seller’s right, title and interest in and to common areas and all adjacent streets, alleys and rights-of-way, and any strips or gores between such real property and adjacent properties (collectively, the “Property”).

B.           Seller desires to sell, and Buyer desires to purchase, the Property, subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, agreements, covenants and conditions herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Seller and Buyer agree that the foregoing recitals are true and correct and incorporated herein and as follows:

Article I
DEFINITIONS

1.1           Definitions. See Exhibit B attached hereto.

Article II
PURCHASE AND SALE OF PROPERTY

2.1           Purchase and Sale. Subject to the conditions and on the terms contained in this Agreement, on the Closing Date, Seller shall convey and transfer to Buyer fee simple title to the Property. The conveyance and transfer of the Property at Closing shall be by recordable grant, bargain, sale deed, substantially in the form of Exhibit C attached hereto (the “Deed”), and shall be free of liens and encumbrances other than those attached to the Deed (the “Permitted Encumbrances”).

2.2           Purchase Price. The total purchase price (the “Purchase Price”) to be paid to Seller by Buyer at Closing for the Property shall be One Million Fifty Thousand Dollars and No/100ths ($1,050,000.00).

2.3           Payment of Purchase Price. On or before the Closing Date, Buyer shall deliver the Purchase Price, adjusted as provided in Section 2.4, to Seller in Immediately Available Funds.

2.4           Purchase Price Adjustment for Prorations. The Purchase Price shall be adjusted by an amount equal to the difference, if any, between the prorated amounts and Closing Expenses for the Property allocated to Seller pursuant to Sections 4.2 and 4.3 and the prorated amounts and Closing Expenses for the Property allocated to Buyer pursuant to Sections 4.2 and 4.3.

Article III
DUE DILIGENCE

3.1           Due Diligence.

3.1.1	Property Inspection. During the term of this Agreement, Buyer and its agents shall be permitted to enter upon the Property to inspect the Property from time to time and to gather such information and conduct such tests as Buyer deems appropriate. Buyer shall indemnify and hold Seller harmless from any and all claims and damages (including, but not limited to, reasonable attorneys’ fees) resulting from or relating to Buyer’s inspections under this Section. Notwithstanding the foregoing, in no event shall Buyer be liable to Seller for discovering or releasing, disturbing or moving any hazardous or regulated substance caused to be on, under, or about, the Property by anyone other than Buyer or its agents. The foregoing indemnity does not apply to: (i) any loss, liability, cost or expense to the extent arising from, or related to, the negligent or willful acts or omissions of Seller; (ii) any diminution in value in the Property arising from, or related to, matters discovered by Buyer during its investigation of the Property; (iii) any latent defects in the Property discovered by Buyer; and (iv) the release or spread of any hazardous materials or regulated substances which are discovered (but not deposited) on or under the Property by Buyer. Buyer shall also keep the Property free from any mechanics’ or materialmen’s liens caused by Buyer’s exercising its inspection rights under this Section. Except as expressly set forth in this Section, Buyer’s obligations under this Section 3.1.1 shall survive the Closing or termination of this Agreement.

3.1.2	Property Documents. As of the Effective Date, Seller has delivered to Buyer copies of all books, records, files, data, reports and documents, if any, pertaining to the Property in Seller’s possession or reasonably available to it, including soils reports, engineering studies or reports, topographical surveys, ALTA or other surveys, grading and utility plans, wetlands determinations, environmental reports or assessments, title reports or policies (with copies of relevant exceptions to title), licenses, permits and other governmental approvals or entitlements, governmental notices, appraisals, leases or other agreements or contracts, current financial statements of all tenants, third party and internal reports prepared for or by Seller or received by Seller or any reports, letters or notices to which Seller has knowledge, and evidence of any other Intangible Property (collectively, the “Property Documents”).

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3.1.3	Environmental Assessments. Buyer may, at Buyer’s expense, obtain a Phase I and a Phase II environmental site assessment and wetlands determination for the Property. Seller shall cooperate with Buyer and its environmental professionals and shall respond to all requests and provide all information and documentation reasonably required to satisfy the rules published by the United States Environmental Protection Agency for All Appropriate Inquiry Standards and the requirements of ASTME1527-13.

3.2           Survey. As of the Effective Date, Buyer has, at its sole cost and expense, engaged a surveyor or engineer licensed in the State of Nevada to prepare an ALTA/ACSM survey of the Property (the “Survey”) utilizing the Title Commitment.

3.3           Title Commitment. As of the Effective Date, Buyer has obtained a Commitment for Title Insurance for the Property (the “Title Commitment”), together with legible copies of all documents appearing as title exceptions.

3.4           Title Policy. At Closing, Seller shall cause the Title Insurer to issue an ALTA 2006 extended coverage owner’s policy of title insurance in the full amount of the Purchase Price insuring that fee simple title to the Property is vested in Buyer, subject only to the Permitted Encumbrances, and containing such endorsements reasonably requested by Buyer, all in form acceptable to Buyer (the “Title Policy”).

Article IV
POSSESSION, PRORATIONS AND CLOSING EXPENSES

4.1           Possession. Subject to the terms and provisions of this Agreement and the Deed, sole and exclusive possession of the Property shall be delivered to Buyer on the Closing Date, free and clear of all tenancies and occupancies.

4.2           Prorations. Rentals, revenues, and other income, if any, from the Property, general and special real estate and other ad valorem taxes, assessments, improvement bonds, service contract fees, utility costs, and other expenses affecting the Property for the year of Closing shall be prorated as of the Closing Date based upon the most recent ascertainable amounts of each such item. For purposes of calculating prorations, Buyer shall be deemed to be title holder of the Property, and therefore responsible for the expenses, after 12:01 a.m. local time on the Closing Date. Seller shall pay all liens and assessments, special or otherwise, imposed against the Property and due and payable as of the Closing Date. The parties shall adjust any such income and expenses that were prorated on an estimated basis on the Closing Date, when and as the actual amount of such item becomes known. The party to whom credit is due shall effect any such adjustment not later than thirty (30) days following final determination of the amount of such item and demand. Seller shall pay all liens and assessments, special or otherwise, imposed against the Property and due and payable as of the Closing Date. The provisions of this Section 4.2 shall survive the Closing.

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4.3           Closing Expenses. Seller shall pay and be responsible for the following costs associated with the transfer of the Property (collectively, “Seller’s Expenses”): (a) one half of the Escrow fees, (b) one half of the transfer taxes on the transfer of the Property, and (c) the title insurance premium allocable to the standard ALTA owner’s title policy portion of the Title Policy and the cost of any endorsements to the Title Policy that Seller agrees to obtain as part of the title curative process. Buyer shall be responsible for the payment of (collectively, “Buyer’s Expenses” and, together with Seller’s Expenses, the “Closing Expenses”): (v) one half of the Escrow fees, (w) one half of the transfer taxes on the transfer of the Property, (x) except to the extent set forth in clause (c) above, the additional premium for the Title Policy, including extended coverage and for any endorsements to the Title Policy that Buyer may request, (y) the recording fees, and (z) the cost to prepare any Survey . Except as otherwise specifically set forth herein, the fees and expenses of Seller’s designated representatives, accountants and attorneys shall be borne by Seller, the fees and expenses of Buyer’s designated representatives, accountants and attorneys shall be borne by Buyer and all other escrow and Closing costs, shall be allocated to and paid by Seller or Buyer in accordance with the manner in which such costs are customarily paid by such parties in sales of similar property in Carson City, Nevada.

4.4           Closing Statement. No later than three (3) Business Days prior to the Closing Date, Escrow Agent shall deliver to each of the parties for its review and approval a preliminary closing statement (the “Preliminary Closing Statement”) setting forth: (a) the proration amounts allocable to each of the parties pursuant to Section 4.2 hereof, and (b) the Closing Expenses allocable to each of the parties pursuant to Section 4.3 hereof. Based on each of the party’s reasonable comments, if any, regarding the Preliminary Closing Statement, Escrow Agent shall revise the Preliminary Closing Statement and each of the parties shall, subject to its reasonable approval, deliver a final closing statement to Escrow Agent as set forth in Article XI (the “Closing Statement”).

Article V
COVENANTS AND REPRESENTATIONS OF SELLER

To induce Buyer to execute, deliver and perform under this Agreement, Seller hereby represents, warrants and covenants the following on and as of the Effective Date and the Closing Date:

5.1           Organization; Authorization; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to conduct its business as it is now being conducted. Seller has full power and authority to execute, deliver and perform its obligations under this Agreement and all documents to be executed by Seller pursuant hereto, and all required corporate actions and approvals therefor have been duly and previously taken and obtained. The individual signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Seller is and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any third person, including any governmental agency, authority, instrumentality or body, on the part of Seller is required in connection with Seller’s execution and delivery of this Agreement and the performance of its obligations hereunder. The execution and delivery of this Agreement, the consummation of the transaction herein contemplated and compliance with the terms of this Agreement will not conflict with, or with or without notice or the passage of time, or both, result in a breach of, any other agreement of Seller or any judgment, order or decree of any court having jurisdiction over Seller or its properties. This Agreement and all documents to be executed pursuant hereto by Seller are and shall be binding upon and enforceable against Seller in accordance with their respective terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and general principles of equity. If Seller receives any such notice, Seller shall promptly deliver a copy of the same to Buyer.

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5.2            Compliance with Laws. To Seller’s knowledge, the Property is in full compliance with all applicable laws, statutes, ordinances, codes, rules, regulations, orders and decrees (whether federal, state, county or municipal), and all applicable restrictive covenants (collectively, “Regulations”), including any Environmental Laws and Regulations relating to safety, health, building, fire or zoning (including all zoning, subdivision and “lot split” regulations, if applicable, and all zoning conditions and stipulations). Seller has not received notice of any violation of any applicable Regulation.

5.3           Title. Seller has good and marketable fee simple title to the Property, and shall convey the Property to Buyer free and clear of any and all liens and encumbrances whatsoever except the Permitted Exceptions.

5.4           Access. There is access to and from the Property by publicly dedicated streets and, to Seller’s Knowledge, no fact or condition exists that would result in the termination of access to and from the Property.

5.5           Environmental Matters. To Seller’s Knowledge, there are no Environmental Liabilities or Environmental Conditions. Further, there is no pending or, to Seller’s Knowledge, threatened enforcement action regarding an Environmental Condition with respect to the Property.

5.6           Utilities. All utilities, including water, waste removal systems and electricity, are available to the Property in sufficient quantity to adequately service the Property for its current purposes.

5.7           Unrecorded Contracts. There are no unrecorded contracts, leases, easements or other agreements, or claim of any third party, affecting the use, title, occupancy or development of the Property, and no third party has any right of first refusal, option or other right to acquire all or any part of the Property.

5.8           Monetary Encumbrances. Except for any non-delinquent real property taxes and special assessments disclosed on the Title Commitment, there shall be no financing encumbrances, debts, liabilities, obligations or other monetary liens of Seller with respect to the Property outstanding as of the Closing Date. Any labor and materials used in any construction on or preparation of the Property have been paid for, and there are no disputes with regard thereto.

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5.9           Condemnation. There are no pending condemnation, eminent domain, or similar proceedings or actions pending or, to Seller’s Knowledge, threatened in writing, with regard to the Property. To the best of Seller’s Knowledge, there is no existing, proposed or contemplated plan to widen, modify or realign any street or highway adjoining the Property relating to the Property or any portion thereof.

5.10        Foreign Person. Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code, as amended, and any applicable regulations promulgated thereunder.

5.11        Litigation. There is no action or proceeding pending against Seller or any part of the Property that, if determined adversely as to Seller, Buyer or the Property, would affect title to, or the use, enjoyment, or value of the Property, or that could interfere with the consummation of the transaction contemplated by this Agreement, and, to Seller’s Knowledge, no such action or proceeding is contemplated or threatened by any party.

5.12        Zoning. The portion of the Property bearing Carson City Assessor Parcel Number 008-815-02 is zoned “LI” under the Carson City Zoning Code. There are no conditions or stipulations applicable to the Property beyond the face of such zoning ordinances, including any that are part of any site plan approval.

5.13        Use of Property. From and after the Effective Date, without the written consent of Buyer, which consent may be withheld in Buyer’s sole and absolute discretion, Seller agrees that it shall not:

5.13.1	Consent to or grant or convey or enter into any easement, lease, license, permit, agreement or any other legal or beneficial interest in or to the Property, or any portion thereof;

5.13.2	Violate, or allow the violation of, any Regulation with respect to the Property;

5.13.3	Fail to do or cause to be done, all things within its control to preserve intact and unimpaired any and all rights of way, easements, grants, appurtenances, privileges and licenses in favor of or benefiting any part of the Property;

5.13.4	Fail to pay, as and when due, all payments on any encumbrances or assessments presently affecting the Property and any and all taxes, assessments and levies in respect of the Property through the Closing Date;

5.13.5	Subject the Property to any lien or encumbrance other than Permitted Exceptions; and

5.13.6	Fail to maintain its existing insurance coverage of all types relating to the Property.

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Article VI
COVENANTS AND REPRESENTATIONS OF BUYER

To induce Seller to execute, deliver and perform under this Agreement, Buyer hereby represents, warrants and covenants to Seller, on and as of the Effective Date and the Closing Date as follows:

6.1           Organization; Authorization; Enforceability. Buyer is a corporation duly incorporated and validly existing and has all requisite power and authority to conduct its business as it is now being conducted. Buyer has full power and authority to execute, deliver and perform its obligations under this Agreement and all documents to be executed by Buyer pursuant hereto, and all required corporate actions and approvals therefor have been duly and previously taken and obtained. The individual signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Buyer is and shall be duly authorized to sign the same on Buyer’s behalf and to bind Buyer thereto. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any third person, including any governmental agency, authority, instrumentality or body, on the part of Buyer is required in connection with Buyer’s execution and delivery of this Agreement and the performance of its obligations hereunder. The execution and delivery of this Agreement, the consummation of the transaction herein contemplated and compliance with the terms of this Agreement will not conflict with, or with or without notice or the passage of time, or both, result in a breach of, any other agreement of Buyer or any judgment, order or decree of any court having jurisdiction over Buyer or its properties. This Agreement and all documents to be executed pursuant hereto by Buyer are and shall be binding upon and enforceable against Buyer in accordance with their respective terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and general principles of equity.

6.2           Litigation. There is no action or proceeding pending against Buyer that, if determined adversely as to Buyer, could interfere with the consummation of the transaction contemplated by this Agreement, and, to Buyer’s knowledge, no such action or proceeding is contemplated or threatened by any party.

6.3           “AS IS”. BUYER HAS OR WILL DURING THE TERM OF THIS AGREEMENT, INDEPENDENTLY AND PERSONALLY INSPECTED THE PROPERTY, AND BUYER HAS ENTERED INTO THIS AGREEMENT BASED UPON SELLER’S REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN AND IN THE DOCUMENTS DELIVERED AT CLOSING, ITS RIGHTS TO HAVE MADE, AND HAVING MADE, SUCH PERSONAL EXAMINATION AND INSPECTION. BUYER AGREES THAT, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN AND IN THE DOCUMENTS DELIVERED AT CLOSING, BUYER WILL ACCEPT THE PROPERTY, IN “AS-IS” CONDITION AS OF THE EFFECTIVE DATE AND WITH ALL ITS FAULTS, SUBJECT TO ORDINARY AND REASONABLE WEAR AND TEAR BETWEEN THE EFFECTIVE DATE AND CLOSING.

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6.4           Property Documents. BUYER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION MADE AVAILABLE TO BUYER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY (OTHER THAN INFORMATION SET FORTH IN THIS AGREEMENT) WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION.

Article VII
CONDITIONS PRECEDENT, DEFAULT AND TERMINATION

7.1           Buyer’s Closing Conditions. The obligation of Buyer to complete the transaction contemplated by this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at the Closing) (collectively, the “Buyer’s Closing Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by Buyer only in a writing executed by Buyer:

7.1.1	Seller’s Due Performance. All of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and Seller, on or prior to the Closing Date, shall have complied with and/or performed in all material respects all of the obligations, covenants and agreements required on the part of Seller to be complied with or performed as of such date pursuant to the terms of this Agreement.

7.1.2	Title Policy. Seller shall have caused the Escrow Agent to irrevocably commit to deliver to Buyer the Title Policy.

7.1.3	Approvals. Buyer shall have received any and all third party approvals necessary for the purchase of the Property. Notwithstanding anything herein to the contrary, Buyer shall have the right to extend the Closing Date for a commercially reasonable period of time upon providing notice of such extension to Seller and Escrow Agent in order to obtain the approvals referred to above.

7.1.4	Bankruptcy. No action or proceeding shall have been commenced by or against Seller under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors.

7.1.5	Asset Purchase Agreement. Seller shall be prepared to close the transactions contemplated by that certain Asset Purchase Agreement, dated as of the date hereof, between Seller, Jack E. Petit and Buyer (the “Asset Purchase Agreement”), and Seller shall not be in default thereunder.

7.1.6	Deliveries. Seller shall have delivered to Escrow Agent or Buyer, as the case may be, such documents or instruments as are required to be delivered by Seller pursuant to the terms of this Agreement.

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7.2           Failure of Buyer’s Closing Conditions. If any of Buyer’s Closing Conditions have not been fulfilled within the applicable time periods, Buyer may:

7.2.1	Waive the Buyer’s Closing Condition and close Escrow in accordance with this Agreement, without adjustment or abatement of the Purchase Price; or

7.2.2	Terminate this Agreement by written notice to Seller and Escrow Agent, in which event (a) all documents, instruments and funds delivered into Escrow shall be returned to the party that delivered the same into Escrow, (b) to the extent that the failure of any applicable Buyer’s Closing Conditions is caused by a Seller default, Seller shall pay for all of the cancellation charges of Title Insurer and Escrow Agent and Buyer shall be entitled to pursue its rights and remedies pursuant to the terms hereof and the terms of the Asset Purchase Agreement, and (c) except as provided in subsection (b) above and Section 7.3 below, neither party shall have any further liability or obligation hereunder except as to those obligations which provide that they survive termination of this Agreement.

7.3           Buyer’s Remedies. In the event that the Closing fails to occur as a result of the default of Seller in the performance of its obligations under this Agreement, then, upon notice to Seller and Escrow Agent, Buyer, at its election, shall have the right to: (i) terminate this Agreement, and seek any damages or other remedies available to it under the Asset Purchase Agreement or (ii) seek the specific performance of this Agreement within one hundred twenty (120) days following the scheduled Closing Date. Such remedies shall be in addition to any other remedies available to Buyer at law, in equity or under the terms of the Asset Purchase Agreement.

7.4           Seller’s Closing Conditions. The obligation of Seller to complete the transaction contemplated by this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at the Closing) (collectively, the “Seller’s Closing Conditions”), which conditions may be waived, or the time for satisfaction thereof extended, by Seller only in a writing executed by Seller:

7.4.1	Buyer’s Due Performance. All of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, and Buyer, on or prior to the Closing Date, shall have complied with and/or performed in all material respects all of the obligations, covenants and agreements required on the part of Buyer to be complied with or performed as of such date pursuant to the terms of this Agreement.

7.4.2	Asset Purchase Agreement. Buyer shall be prepared to close the transactions contemplated by the Asset Purchase Agreement and shall not be in default thereunder.

7.4.3	Deliveries. Buyer shall have delivered to Escrow Agent or Seller, as the case may be, such documents or instruments as are required to be delivered by Buyer pursuant to the terms of this Agreement.

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7.5           Failure of Seller’s Closing Conditions. If any of Seller’s Closing Conditions have not been fulfilled within the applicable time periods, Seller may:

7.5.1	Waive the Seller’s Closing Condition and close Escrow in accordance with this Agreement, without adjustment or abatement of the Purchase Price; or

7.5.2	Terminate this Agreement by written notice to Buyer and Escrow Agent, in which event (a) Escrow Agent shall return all documents, instruments and funds delivered into Escrow to the party that delivered the same into Escrow, (b) to the extent that the failure of any applicable Seller’s Closing Conditions is caused by a Buyer default Buyer shall pay for all of the cancellation charges of Title Insurer and Escrow Agent, if any, and (c) neither party shall have any further liability or obligation hereunder except as to those obligations which provide that they survive termination of this Agreement.

7.6           Default under Asset Purchase Agreement. Any default under the Asset Purchase Agreement by either Buyer or Seller shall be deemed a default under this Agreement and shall permit the non-defaulting party to terminate this Agreement concurrent with a termination of the Asset Purchase Agreement and such non-defaulting party shall be entitled to all remedies available to it under this Agreement, the Asset Purchase Agreement or at law or in equity.

Article VIII
ESCROW

8.1           Escrow. In the event of doubt as to Escrow Agent’s duties or liabilities under the provisions of this Agreement, Escrow Agent may, in Escrow Agent’s sole discretion, continue to hold the subject matter of this Escrow until the parties mutually agree to disbursement thereof, or until a judgment of a court of competent jurisdiction shall determine the rights of the parties thereto, or Escrow Agent may deposit same with the clerk of the court having jurisdiction of the dispute, and upon notifying all parties concerned of such action, all liability on the part of Escrow Agent shall fully terminate, except to the extent of accounting for any items theretofore delivered out of Escrow. In the event of any suit between Buyer and Seller wherein Escrow Agent is made a party by virtue of acting as Escrow Agent hereunder, or in the event of any suit wherein Escrow Agent interpleads the subject matter of this Escrow, Escrow Agent shall be entitled to recover reasonable attorney’s fees and costs incurred, said fees and costs to be charged and assessed as court costs in favor of the prevailing party. Seller and Buyer hereby designate Escrow Agent as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Internal Revenue Code.

8.2           Opening of Escrow. Promptly following mutual execution of this Agreement, Buyer and Seller shall cause an escrow (“Escrow”) to be opened with Escrow Agent (the “Opening of Escrow”) by delivery to Escrow Agent of a fully executed copy of this Agreement. Escrow Agent shall promptly deliver to Buyer and Seller written notice of the date of the Opening of Escrow. This Agreement shall constitute escrow instructions to Escrow Agent as well as the agreement of the parties. Escrow Agent is hereby appointed and designated to act as Escrow Agent and instructed to deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into Escrow as herein provided. The parties hereto shall execute such additional escrow instructions (not inconsistent with this Agreement as determined by counsel for Buyer and Seller) as Escrow Agent shall deem reasonably necessary. In the event of any inconsistency between the provisions of this Agreement and such additional escrow instructions, the provisions of this Agreement shall govern.

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Article IX
BROKERAGE

Seller hereby represents and warrants to Buyer that Seller has not dealt with any broker or finder with respect to the Property or any of the transactions contemplated hereby. Seller shall indemnify, defend and hold Buyer harmless from any claim for brokerage commission or finder’s fee asserted by any broker or finder or any other person, firm or entity claiming to have been engaged by Seller. Buyer hereby represents and warrants to Seller that Buyer has not dealt with any broker or finder with respect to the Property or any of the transactions contemplated hereby, other than Daroth Capital Advisors LLC (“Buyer’s Broker”), which is not a real estate broker, but is an investment banking firm that, pursuant to a separate agreement with Buyer, will receive a commission from Buyer based upon the aggregate purchase price paid under this Agreement and the Asset Purchase Agreement. Buyer’s Broker has no rights and is not intended to be a third-party beneficiary under this Agreement. Buyer shall indemnify, defend and hold Seller harmless from any claim for brokerage commission or finder’s fee asserted by any broker or finder or any other person, firm or entity claiming to have been engaged by Buyer (other than Buyer’s Broker). The provisions of this Article IX shall survive the Closing or termination of this Agreement.

Article X
CASUALTY AND CONDEMNATION

10.1         Casualty. If, prior to the Closing, the Property is damaged by fire, flood or other casualty, Seller, promptly upon learning of same, shall give written notice to Buyer. Thereafter, Buyer shall have a period of ten (10) business days within which to elect, by written notice to Seller and Escrow Agent, to terminate this Agreement. Upon such termination this Agreement shall become null and void. If no such election is timely made, Buyer shall be deemed to have waived its rights under this Section 10.1; provided, however, that Buyer shall be entitled to all of the proceeds of any insurance or casualty award related to the Property, and Seller shall execute and deliver all documents reasonably requested of Seller in order to effectuate same.

10.2         Condemnation. If, prior to Closing, the Property or any part thereof is subject to an eminent domain or condemnation proceeding, Seller, promptly upon learning of same, shall give written notice to Buyer. Thereafter, Buyer shall have a period of ten (10) business days within which to elect, by written notice to Seller and Escrow Agent, to terminate this Agreement. Upon such termination this Agreement shall become null and void. If no such election is timely made, Buyer shall be deemed to have waived its rights under this Section 10.2; provided, however, that Buyer shall be entitled to all of the proceeds of any condemnation award related to the Property, and Seller shall execute and deliver all documents reasonably requested of Seller in order to effectuate same.

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Article XI
CLOSING

11.1         Closing. Provided that the satisfaction or waiver of Buyer’s Closing Conditions and Seller’s Closing Conditions has occurred, the consummation of the transaction contemplated by this Agreement (the “Closing”) shall occur on the date elected by Buyer, which shall be no later than April 15, 2017 (the “Closing Date”), unless another date is mutually agreed upon by Seller and Buyer.

11.2         Seller’s Deposits. On or before one (1) Business Day prior to the Closing Date, Seller shall deliver to Escrow Agent one (1) original of the Deed and two (2) originals of all other closing documents listed below, each dated as of the Closing Date and duly executed and acknowledged, if applicable, by Seller unless otherwise specified below (collectively, the “Seller’s Deposits”):

11.2.1	The Deed, together with the State of Nevada Declaration of Value form setting forth the Purchase Price as the fair market value of the Property (the “Declaration of Value”);

11.2.2	An owner’s affidavit in form sufficient and acceptable to Title Insurer so as to allow Title Insurer to eliminate the standard printed exceptions, including the parties in possession, mechanic’s lien, and gap exceptions from the Title Policy and running to the benefit of Buyer and Escrow Agent, stating that there are no outstanding unrecorded options or contracts for sale of the Property to anyone other than Buyer, that the Property is unencumbered and that no construction or repairs have been made, nor any work done to or on the Property which has not been fully paid;

11.2.3	The Closing Statement; and

11.2.4	Any other items or documents referred to in this Agreement or affecting the conveyance and sale of the Property that may be reasonably requested by Buyer, Escrow Agent or Title Insurer or that may be necessary to carry out the purpose and intent of this Agreement.

11.3         Approval of Closing Documents. All Closing documents to be furnished by Seller or Buyer pursuant hereto the form of which is not attached to this Agreement shall be in form and substance reasonably satisfactory to both Seller and Buyer.

11.4         Buyer’s Deposits. On or before one (1) Business Day prior to the Closing Date, Buyer shall deliver to Escrow Agent two (2) originals of each of the following (except with respect to the funds described in Section 11.4.1 below), dated as of the Closing Date, if applicable, and duly executed by Buyer (collectively, the “Buyer’s Deposits”):

11.4.1	Funds sufficient for all escrow fees and costs, recording fees and transfer taxes; provided, however, the allocation of such costs as between Buyer and Seller shall be made in accordance with Section 4.3 hereof;

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11.4.2	The Declaration of Value;

11.4.3	The Closing Statement; and

11.4.4	Any other items or documents referred to in this Agreement or affecting the conveyance and sale of the Property that may be reasonably requested by Seller, Escrow Agent or Title Insurer or that may be necessary to carry out the purpose and intent of this Agreement.

11.5         Actions by Escrow Agent. Provided that Escrow Agent shall not have received on or before the Closing Date written notice from Buyer or Seller of the failure of any condition to the Closing or of the termination of the Escrow and this Agreement, when Buyer and Seller have deposited into Escrow the documents and funds required by this Agreement and authorized Escrow Agent to close the transaction, Escrow Agent shall, in the order and manner herein below indicated, take the following actions:

11.5.1	Recording. Cause the Deed and any other documents which the parties hereto may mutually direct to be recorded in the Land Records and obtain conformed copies thereof for distribution to Buyer and Seller. Escrow Agent shall record such documents in the following order, (a) first, the Deed, together with the Declaration of Value, and (c) second, any other documents which the parties direct to be recorded in accordance herewith; and

11.5.2	Funds. Disburse all funds as follows:

11.5.2.1    pursuant to the Closing Statement, retain for Escrow Agent’s own account all escrow fees and costs, disburse to Title Insurer the fees and expenses incurred in connection with the issuance of the Title Policy and disburse to any other persons or entities entitled thereto the amount of any other Closing Expenses; and

11.5.2.2   disburse to the party who deposited the same any remaining funds in the possession of Escrow Agent after payments pursuant to Section 11.5.2.1 above have been completed.

11.5.3	Delivery of Documents. Deliver: (a) to Seller (i) one original of all documents deposited into Escrow by Buyer, (ii) one original of all documents deposited into Escrow by Seller, except for the Deed, and (iii) one conformed copy of each document recorded pursuant to the terms hereof; and (b) to Buyer, (i) one original of all documents deposited into Escrow by Seller, including the original recorded Deed, (ii) one original of all documents deposited into Escrow by Buyer; and (iii) one conformed copy of each document recorded pursuant to the terms hereof; and

11.5.4	Title Policy. Cause Title Insurer to issue to Buyer the Title Policy.

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11.6         Deliveries Outside of Escrow. At the Closing, Buyer shall deliver the Purchase Price and any prorations to Seller in accordance with the terms of the Asset Purchase Agreement and Seller shall deliver possession of the Property to Buyer. Further, Seller hereby covenants and agrees to deliver to Buyer, at the Closing, the Intangible Property to the extent in the actual possession of Seller.

Article XII
MISCELLANEOUS

12.1         Notices. Any notice, request, demand, instruction or other document to be given or served hereunder or under any document or instrument executed pursuant hereto shall be in writing and shall be delivered personally with a receipt requested therefor or by facsimile or sent by a recognized overnight courier service or by United States registered or certified mail, return receipt requested, postage prepaid and addressed to the parties at their respective addresses set forth below, and the same shall be effective (a) upon receipt or refusal if delivered personally or by facsimile, (b) on the Business Day sent by facsimile or e-mail (if followed with another means of service as provided herein within one (1) Business Day) if sent before 5:00 p.m. Pacific Standard Time or on the next Business Day if sent after 5:00 p.m. Pacific Standard Time, (c) one (1) Business Day after depositing with such an overnight courier service, or (d) three (3) Business Days after deposit in the mails if mailed. A party may change its address for receipt of notices by service of a notice of such change in accordance herewith. All notice by facsimile shall be subsequently confirmed by U.S. certified or registered mail or by recognized overnight courier service.

If to Buyer:	Bonanza Properties Corp.
c/o P&F Industries, Inc.
445 Broadhollow Road, Suite 100
Melville, New York 11747
Attn: General Counsel
Facsimile: (631) 773-4223 E-mail: rgoodman@pfina.com

with a copy to:	SilvermanAcampora, LLP
100 Jericho Quadrangle, Suite 300
Jericho, New York 11753
Facsimile: (516) 479-6301
E-mail: skuperschmid@silvermanacampora.com
Attention: Steven J. Kuperschmid, Esq.

and

Brownstein Hyatt Farber Schreck 100 North City Parkway, Suite 1600 Las Vegas, NV 89106 Facsimile: (702) 382-8135
E-mail: rmiltenberger@bhfs.com
Attention: Rebecca Miltenberger, Esq.

14

If to Seller:	Jack Pettit Enterprises, Inc. c/o Jack E. Pettit

13385 Damonte View Lane

Reno, NV 89511

Facsimile: (775) 882-7918

E-mail: jack.pettit@yahoo.com

with a copy to:	Allison MacKenzie, Ltd.

402 North Division Street

Carson City, Nevada 89703

Facsimile: (775) 882-7918

E-mail: cmackenzie@allisonmackenzie.com

Attention: Christopher MacKenzie, Esq.

12.2         Third Party Benefits. Except as may be expressly set forth in this Agreement, this Agreement is for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and no third party other than a successor or permitted assignee of Buyer or Seller is contemplated to or shall have any rights hereunder.

12.3         Assignment. Neither all nor any portion of this Agreement or Buyer’s interest under this Agreement may be sold, assigned, encumbered, conveyed, or otherwise transferred, whether directly or indirectly, voluntarily or involuntarily, or by operation of law or otherwise (collectively, a “Transfer”), without the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, that Buyer may, without Seller’s consent, assign this Agreement and its rights hereunder to an Affiliate of Buyer by providing Seller with written notice of and a copy of such assignment (a “Permitted Assignment”). Any attempted Transfer without consent (other than a Permitted Assignment) shall be null and void. No Transfer, whether with or without consent, shall operate to release Buyer or alter Buyer’s primary liability to perform its obligations under this Agreement.

12.4         Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes any offers, counter offers and term sheets relating to the subject matter hereof, and the same may not be amended, modified or discharged nor may any of its terms be waived except by an instrument in writing signed by the party to be bound thereby.

12.5         Further Assurances. The parties each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances and to take all such further action before or after the Closing as shall be necessary or desirable to fully carry out this Agreement and to fully consummate and effect the transactions contemplated hereby.

12.6         Survival and Benefit. All agreements, indemnifications and obligations of the parties which are intended to be performed in whole or in part after the Closing shall survive the Closing and the same shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties. Notwithstanding the foregoing, the representations and warranties of the parties hereto set forth in this Agreement shall survive the Closing for a period of twenty-four (24) months only; provided, however, a party shall not have any liability or obligation with respect to any of its representations or warranties contained herein unless on or prior to a date which is not later than twenty-four (24) months following the Closing the other party shall have notified such party in writing setting forth specifically the representation or warranty allegedly breached, and a description of the alleged breach in reasonable detail. All liabilities and obligations of each party hereto under any representation or warranty shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered as contemplated above on or prior to twenty-four (24) months following the Closing.

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12.7         Headings. The headings and captions herein are inserted for convenient reference only and the same shall not limit nor construe the paragraphs or sections to which they apply nor otherwise affect the interpretation hereof.

12.8         Interpretation. The terms “hereby”, “hereof”, “hereto”, “herein”, “hereunder”, and any similar terms shall refer to this Agreement, and the term “hereafter” shall mean after, and the term “heretofore” shall mean before, the Effective Date. The terms “include,” “including,” and similar terms shall be construed as if followed by the phrase “without being limited to”. Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa. Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations and other legal entities, including public bodies, as well as natural persons. No reference herein to Seller or Buyer shall, in and of itself, be deemed to refer to its shareholders or members as such. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

12.9         Governing Law; Venue; Waiver of Jury Trial.

12.9.1	This Agreement and the transactions contemplated hereby, and all disputes between the parties hereto under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Nevada, applicable to contracts executed in and to be performed entirely within the State of Nevada, without regard to the conflicts of laws principles thereof.

16

12.9.2	Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Nevada state court sitting in Carson City, Nevada, or federal court of the United States of America, sitting in Washoe County, Nevada, and any appellate court from any thereof, in any proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (a) agrees not to commence any such proceeding except in such courts, (b) agrees that any claim in respect of any such proceeding may be heard and determined in such Nevada state court sitting in Carson City, Nevada, or, to the extent permitted by law, in such federal court, sitting in Washoe County, Nevada, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding in any such Carson City, Nevada State court or federal court sitting in Washoe County, Nevada, (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Carson City, Nevada state court or Federal court sitting in Washoe County, Nevada, and (e) to the extent such party is not otherwise subject to service of process in the State of Nevada, appoints Corporation Service Company (CSC) as such party’s agent in the State of Nevada for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such state. Each of the parties hereto agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

12.9.3	EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (c) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.9.3. This Section shall survive any termination of this Agreement prior to the Closing and shall also survive the recordation of the Deed and shall not be deemed merged into the Deed upon its recordation.

12.9.4	Neither Seller nor Buyer shall avail itself of any remedy granted to it hereunder based upon an alleged default of the other party hereunder unless and until written notice of the alleged default, in reasonable detail, has been delivered to the defaulting party by the non-defaulting party and the alleged default has not been cured on or before 5:00 p.m. (Pacific time) on the fifth (5th) Business Day next following delivery of said notice of default, except as otherwise specifically set forth in this Agreement. Notwithstanding the foregoing, there shall be no cure period for a party’s failure to close on the Closing Date or make its required deposits (i.e., the Seller’s Deposits and the Buyer’s Deposits, respectively) to Escrow prior to the Closing Date as set forth in Sections 11.2 and 11.4.

17

12.10        Confidentiality. Buyer and Seller agree that the parties shall keep confidential the pendency of this transaction, the documents and information supplied by the other party to it and all information, surveys, reports, tests and studies relating to the Property obtained by Buyer or Seller before or after the Effective Date (collectively, “Confidential Information”). Disclosure of Confidential Information by either party shall not be prohibited if that disclosure is of information that is or becomes a matter of public record or public knowledge as a result of the Closing of this transaction or from sources other than the other party or its agents, employees, contractors, consultants or attorneys. Notwithstanding the foregoing, (a) either party may disclose Confidential Information where disclosure (i) is required by applicable law or regulation or by an order of a court or other governmental body having jurisdiction after giving reasonable notice to the other party with, to the extent practicable, adequate time for such other party to seek a protective order; (ii) is advisable under any applicable securities laws regarding public disclosure of business information; (iii) is reasonably necessary and is made to that party’s or its Affiliate’s employees, officers, directors, attorneys, accountants or other advisors who are advised of the confidential nature of such information; (iv) is required to enforce the rights and remedies under this Agreement of either Buyer or Seller; (v) is requested or required by applicable gaming, horse racing, lottery and liquor regulatory authorities or agencies during discussions or negotiations concerning this Agreement or the Property; or (vi) is determined by Buyer, in its reasonable discretion, that this transaction should or must be disclosed to applicable gaming, horse racing, lottery and liquor regulatory authorities or agencies in connection with gaming license applications, notices or investigations, and (b) all notices to third parties and all other publicity concerning the sale of the Property prior to the Closing Date shall be jointly planned and coordinated by and between Buyer and Seller and none of the parties shall act unilaterally in this regard without the prior written approval of the other party; however, this approval shall not be unreasonably withheld or delayed. The provisions of this Section 12.10 shall survive the Closing or the earlier termination of this Agreement.

12.11        Waiver of Known Defaults. Notwithstanding anything to the contrary contained herein, in the event that either party hereto has actual knowledge of the default of the other party (a “Known Default”), but nonetheless elects to consummate the transaction contemplated hereby and proceeds to Closing, then the rights and remedies of the non-defaulting party shall be waived with respect to any such Known Default upon the Closing and the defaulting party shall have no liability with respect thereto.

12.12        Attorney Fees. In the event that it is necessary for either party to this Agreement to resort to an attorney in order to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ fees and costs. The provisions of this Section 12.12 shall survive any termination of this Agreement and the Closing.

12.13        Severability. If any portion of this Agreement as applied to either party or to any circumstances shall be adjudged by a court to be void or unenforceable, such portion shall be deemed severed from this Agreement and shall in no way effect the validity or enforceability of the remaining portions of this Agreement.

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12.14        Counterparts. This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, including facsimile and electronic counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.15        Waiver of Conditions. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver be a continuing waiver. Except as expressly provided in this Agreement, no waiver shall be binding unless executed in writing by the party making the waiver. Either party may waive any provisions of this Agreement intended for its benefit; provided, however, such waiver shall in no way excuse the other party from the performance of any of its other obligations under this Agreement.

12.16        Disclosure of Taxing Authorities. Each of Seller and Buyer agree to cooperate fully with the other in completing or filing any disclosure documents or in otherwise satisfying any disclosure requirements of the Internal Revenue Code and any state or local taxing authority.

[Signatures appear on following page.]

19

IN WITNESS WHEREOF, this Agreement has been executed and delivered by Seller and Buyer as of the Effective Date.

SELLER:

JIFFY AIR TOOL, INC.

a Nevada corporation

By:	/s/ Jack E. Pettit, Jr.
Name:	Jack E. Pettit, Jr.
Its:	President

BUYER:

BONANZA PROPERTIES CORP.,

a Delaware corporation

By:	Joseph A. Molino, Jr.
Name:	Joseph A. Molino, Jr.
Its:	Vice President

ESCROW AGENT ACKNOWLEDGEMENT

The undersigned Escrow Agent hereby accepts the foregoing Purchase and Sale Agreement and Joint Escrow Instructions and agrees to act as Escrow Agent under this Agreement in strict accordance with its terms. The Opening of Escrow occurred on April 5, 2017.

First American Title Insurance Company

By:	/s/ Kristen Haynes
Name:	Kristen Haynes
Title:	Escrow Officer

EXHIBIT A

LEGAL DESCRIPTION OF THE PROPERTY

All that land situated in the City Carson City, County of Carson City, State of Nevada, and described as follows:

PARCEL 2-C-2 AS SHOWN ON THE PARCEL MAP FOR JOHND WINTERS, RECORDED ON THE 22ND DAY OF JULY 1983 IN BOOK 4, AT PAGE 994, AS DOCUMENT NO. 20078 OF OFFICIAL RECORDS, CARSON CITY, NEVADA.

EXHIBIT B

DEFINITIONS

“AEA” has the meaning ascribed to it in the definition of Hazardous Material below.

“Affiliate” means an entity controlled by, controlling or under common control with a party to this Agreement.

“Agreement” has the meaning ascribed to it in the introductory paragraph.

“Business Day” means a day that is not a Saturday, Sunday or legal holiday in the State of Nevada. In the event that the date for the performance of any covenant or obligation under this Agreement shall fall on a Saturday, Sunday or legal holiday in the State of Nevada, the date for performance thereof shall be extended to the next Business Day.

“Buyer” has the meaning ascribed to it in the introductory paragraph.

“Buyer’s Broker” has the meaning ascribed to it in Article IX.

“Buyer’s Closing Conditions” has the meaning ascribed to it in Section 7.1.

“Buyer’s Deposits” has the meaning ascribed to it in Section 11.4.

“Buyer’s Expenses” has the meaning ascribed to it in Section 4.3.

“CERCLA” has the meaning ascribed to it in the definition of Hazardous Material below.

“Closing” has the meaning ascribed to it in Section 11.1.

“Closing Date” has the meaning ascribed to it in Section 11.1.

“Closing Expense” has the meaning ascribed to it in Section 4.3.

“Closing Statement” has the meaning ascribed to it in Section 4.4.

“Confidential Information” has the meaning ascribed to it in Section 12.10.

“Declaration of Value” has the meaning ascribed to it in Section 11.2.1.

“Deed” has the meaning ascribed to it in Section 2.1.

“Effective Date” has the meaning ascribed to it in the introductory paragraph.

“Environmental Condition” means, with respect to the Property, the release into the environment of any Hazardous Materials as a result of which Seller (i) has or may become liable for an Environmental Liability, (ii) is or was in violation of any Environmental Law, (iii) has or may be required to incur response costs for investigation or remediation, or (iv) by reason of which the Property, may be subject to any lien under Environmental Law; provided, however, that none of the foregoing shall be an Environmental Condition if such matter was fully remediated or otherwise fully corrected prior to the Effective Date in accordance with Environmental Law.

B-1

“Environmental Law” means the Clean Air Act of 1970, as amended, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; FIRFA; the National Environmental Policy Act of 1970, as amended, 42 U.S.C. §§ 4321 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; the Solid Waste Disposal Act, as amended by RCRA and Hazardous and Solid Waste Amendments of 1984, or as otherwise amended, 42 U.S.C. §§ 6901 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. §§ 300f et seq.; CERCLA; RCRA; TSCA; AEA, and NWPA, all as may be amended, with implementing regulations and guidelines. Environmental Laws shall also include all federal, state, regional, county, municipal, and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws above or purport to regulate (now or in the future) Hazardous Materials.

“Environmental Liabilities” means all liabilities (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, under Environmental Law and relating to the Property.

“Escrow” has the meaning ascribed to it in Section 8.2.

“Escrow Agent” means First American Title Insurance Company.

“FIFRA” has the meaning ascribed to it in the definition of Hazardous Material below.

“Hazardous Materials” means any substance, material, waste, gas or particulate matter, hazardous substance, pollutant or contamination, giving those terms the broadest meaning as accorded by statutes, regulations and/or court decisions in the jurisdiction in which the Property is located. Without limiting the generality of the foregoing, the definition of those terms shall include substances which are regulated under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 or as otherwise amended, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); oil and petroleum products and by-products and natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel, urea formaldehyde foam insulation, and chlorofluorocarbons; pesticides regulated under the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §§ 136 et seq. (“FIFRA”); asbestos, polychlorinated biphenyl, and other substances regulated under the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq. (“TSCA”); chemicals subject to the Occupational Safety and Health Standards, Hazard Communication, 29 C.F.R. §1910.1200, as amended; source material, special nuclear by-product materials, and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act of 1954, as amended, 42 U.S.C. §§ 2011 et seq. (“AEA”); or the Nuclear Waste Policy Act of 1983, as amended, 42 U.S.C. §§ 10101 et seq. (“NWPA”); industrial process and pollution control wastes whether or not hazardous within the meaning of the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901 et seq. (“RCRA”); and any other hazardous substance, pollutant or contaminant that is regulated or becomes regulated under any other Environmental Laws.

B-2

“Immediately Available Funds” means funds deposited by federal funds wire transfer.

“Intangible Property” means, to the extent assignable, intangible property used or necessary in conjunction with the ownership, maintenance and operation of the Property including all licenses, permits, approvals, authorizations and other entitlements attributable to the Property, including zoning, and all books, records, reports, test results, environmental assessments and other documents and materials related to the Property.

“Known Default” has the meaning ascribed to it in Section 12.11.

“Land Records” means the records of the Office of the Recorder of Carson City, Nevada.

“NWPA” has the meaning ascribed to it in the definition of Hazardous Material above.

“Opening of Escrow” has the meaning ascribed to it in Section 8.2.

“Permitted Assignment” has the meaning ascribed to it in Section 12.3.

“Preliminary Closing Statement” has the meaning ascribed to it in Section 4.4.

“Property” has the meaning ascribed to it in Recital A.

“Property Documents” has the meaning ascribed to it in Section 3.1.2.

“Purchase Price” has the meaning ascribed to it in Section 2.2.

“RCRA” has the meaning ascribed to it in the definition of Hazardous Material above.

“Regulations” has the meaning ascribed to it in Section 5.2.

“Seller” has the meaning ascribed to it in the introductory paragraph.

“Seller’s Broker” has the meaning ascribed to it in Article IX.

“Seller’s Closing Conditions” has the meaning ascribed to it in Section 7.4.

“Seller’s Deposits” has the meaning ascribed to it in Section 11.2.

“Seller’s Expenses” has the meaning ascribed to it in Section 4.3.

“Seller’s Knowledge” and similar phrases mean the actual knowledge, after reasonable inquiry, of: Jack Pettit.

“Survey” has the meaning ascribed to it in Section 3.2.

B-3

“Title Commitment” has the meaning ascribed to it in Section 3.3.

“Title Insurer” means First American Title Insurance Company.

“Title Policy” has the meaning ascribed to it in Section 3.4.

“Transfer” has the meaning ascribed to it in Section 12.3.

“TSCA” has the meaning ascribed to it in the definition of Hazardous Material above.

B-4

EXHIBIT C

FORM OF GRANT, BARGAIN AND SALE DEED

APN(s): 008-815-02

WHEN RECORDED MAIL TO AND

MAIL PROPERTY TAX STATEMENTS TO:

P&F Industries, Inc.

445 Broadhollow Road, Suite 100

Melville, New York 11747

Attn: ________________

GRANT, BARGAIN AND SALE DEED

THIS INDENTURE WITNESSETH that JIFFY AIR TOOL, INC., a Nevada corporation formerly known as UNITED AIR TOOL, INC., a Nevada corporation, for valuable consideration, the receipt of which is hereby acknowledged, does hereby Grant, Bargain, Sell and Convey to BONANZA PROPERTIES CORP., a Delaware corporation, c/o P&F Industries, Inc., with an address of 445 Broadhollow Road, Suite 100, Melville, New York 11747, Attn: General Counsel, all that real property situated in the County of Clark, State of Nevada, bounded and described as follows:

See Exhibit A attached hereto and by this reference incorporated herein (the “Property”);

Together with all and singular the improvements, fixtures, tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining; and

Subject to (i) taxes for the current fiscal year, not due or delinquent; and (ii) those restrictions, conditions, reservations, rights of way and easements affecting the use and occupancy of this Property as the same may now appear of record as forth on Exhibit B.

[Signature and acknowledgement appear on following page.]

Witness my hand this _____ day of ________, 2017.

SELLER:

JIFFY AIR TOOL, INC., a Nevada corporation formerly known as UNITED AIR TOOL, INC., a Nevada corporation

By:

Name:

Its:

STATE OF _______________

COUNTY OF _____________

This instrument was acknowledged before me on _______________________, 2017 by ______________, as _________________ of Jiffy Air Tool, Inc., a Nevada corporation formerly known as United Air Tool, Inc., a Nevada corporation.

(Seal, if any)
Signature of Notarial Officer

EXHIBIT A TO DEED

LEGAL DESCRIPTION

All that land situated in the City of Carson City, County of Carson City, State of Nevada, and described as follows:

PARCEL 2-C-2 AS SHOWN ON THE PARCEL MAP FOR JOHND WINTERS, RECORDED ON THE 22ND DAY OF JULY 1983 IN BOOK 4, AT PAGE 994, AS DOCUMENT NO. 20078 OF OFFICIAL RECORDS, CARSON CITY, NEVADA.

EXHIBIT B TO DEED

PERMITTED ENCUMBRANCES

1.	Water rights, claims or title to water, whether or not shown by the public records.

2.	Any taxes that may be due, but not assessed, for new construction which can be assessed on the unsecured property rolls, in the Office of the County Assessor, per Nevada Revised Statute 361.260, none due and payable.

3.	Any taxes that may be due as provided under NRS 361.4725, none due and payable.

4.	Any lien which may be levied by the Carson City Utilities by reason of said land lying within its boundaries, none due and payable.

5.	General and special taxes and assessments for the fiscal year 2017-2018, a lien not yet due or payable.

6.	Reservations for mines of gold, silver, copper, lead, cinnabar and other valuable minerals, except gas, coal, oil, and oil shales and provisions as contained in the Patent from the State of Nevada, recorded November 12, 1954, in Book 64 of Deeds, Page 518, as Instrument No.4160.

7.	An easement as contained in the above document, for ditches, tunnels, and telephone and transmission lines constructed by the authority of the United States.

8.	Easements, dedications, reservations, provisions, relinquishments, recitals, certificates, and any other matters as provided for or delineated on Parcel Map No. 707. Reference is hereby made to said plat for particulars.

9.	Easements, dedications, reservations, provisions, relinquishments, recitals, certificates, and any other matters as provided for or delineated on Parcel Map No. 746. Reference is hereby made to said plat for particulars.

10.	Easements, dedications, reservations, provisions, relinquishments, recitals, certificates, and any other matters as provided for or delineated on Parcel Map No. 994 referenced in the legal description contained herein. Reference is hereby made to said plat for particulars.